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Financial Investors Trust

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IMPORTANT NEWS ABOUT THE REDMONT RESOLUTE FUND

April 28, 2017

Dear Shareholders:

The Board of Trustees of Financial Investors Trust has taken the following actions with respect to sub-advisers of Redmont Resolute Fund (the “Fund”):

Chatham Asset Management, LLC (“Chatham”) has been appointed as a new sub-adviser of the Fund by the Board of Trustees. Highland Associates, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Chatham. Please take a few moments to read them. Call us at (855) 268-2242 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

President
Financial Investors Trust

FINANCIAL INVESTORS TRUST

INFORMATION STATEMENT
TO SHAREHOLDERS OF REDMONT RESOLUTE FUND

This document is an Information Statement and is being furnished to shareholders of Redmont Resolute Fund (the “Fund”), a series of Financial Investors Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and Highland Associates, Inc. (“Highland”) by the U.S. Securities and Exchange Commission (the “SEC”). Highland serves as the investment adviser for the Fund. The exemptive order permits Highland, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

As a condition of the SEC exemptive order, Highland and the Trust are required to furnish shareholders of the Fund with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

This Information Statement is being mailed on or about April 28, 2017, to shareholders of the Fund as of April 7, 2017. Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Fund at the address or phone number listed below for the Fund. The Fund will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

The principal executive office of the Fund is located at 1290 Broadway, Suite 1100, Denver, CO 80203. Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Redmont Resolute Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, or by calling your financial consultant.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

INVESTMENT ADVISER

Highland, an independent, privately-owned investment adviser, subject to the authority of the Board, is responsible for the overall management and administration of the Fund’s business affairs. Highland commenced business operations in 1987 and is registered with the SEC as an investment adviser. Its principal address is 2545 Highland Avenue South, Suite 200, Birmingham, AL 35205.

Highland was founded specifically to help develop, implement and maintain investment management programs for not-for profit institutions. As of March 31, 2017, Highland provided investment advice with respect to approximately $19.6 billion for not-for-profit health care organizations, foundations and endowments across the country.

Highland serves as the investment adviser to the Fund pursuant to the Investment Advisory Agreement, as amended, between the Trust and Highland (the “Advisory Agreement”). Highland oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, dated December 29, 2011, and amended December 5, 2012, and January 29, 2016, as approved by the Board, including a majority of the Independent Trustees (defined below) and by the Fund’s shareholders on November 2, 2012. The Board may extend the Advisory Agreement for additional one-year terms, and the Board most recently renewed the Advisory Agreement on December 13, 2016.

Pursuant to the (the “Advisory Agreement”), the Fund pays Highland an annual management fee of 1.50% based on the Fund’s average daily net assets. The management fee is paid on a monthly basis. The initial term of the Advisory Agreement was two years. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or Highland may terminate the Advisory Agreement with respect to a Fund upon sixty (60) calendar days’ notice. A discussion regarding the basis for the Board’s approval of the Advisory Agreement will be available in the Fund’s annual report for the period ended April 30, 2017.

The Advisory Agreement requires that Highland provide general management services to the Fund and assume overall supervisory responsibility for the general management and investment of the Fund’s assets, subject to the review and approval of the Board. Highland is responsible for setting the Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Fund provides for Highland, subject to the supervision and direction of the Board, to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

With respect to the Fund, Highland has agreed contractually, with respect to the Fund’s Class I shares, to waive the portion of its 1.50% management fee in excess of any sub-advisory fees paid by Highland to sub-advisers.

For the Fiscal Year Ended April 30, 2016, with respect to the Fund, Highland was owed gross advisory fees of $10,239,849, waived $9,145,448 of its advisory fees owed, and retained net advisory fees of $1,094,401.

It is not expected that the addition of Chatham will cause any material change to the aggregate percentage of subadvisory fees paid to the sub-advisers of the Fund, which shall not exceed the Fund-specific maximum total subadvisory fee rate that has been approved by shareholders.

The following table lists the directors and principal executive officers of Highland. The business address of each individual listed below is c/o 2545 Highland Avenue South, Suite 200, Birmingham, Alabama 35205.

Name	Principal Occupation
Charles D. Perry, Jr.	Founder and Partner
William A. Terry	Founder and Partner
Jack W. Echols, III	President and Chief Executive Officer
Susan L. Padgett	Shareholder
R. Scott Graham	Chief Investment Officer, Principal and Shareholder
Paige B. Daniel	Principal and Shareholder
Michael T. Lytle	Principal and Shareholder
Hunter W. Craig	Director of Manager Research and Shareholder
J. Michael Thomas	Consultant and Shareholder
Scott W. Sealock	Financial Analyst and Shareholder

Appointment of Chatham Asset Management, LLC as Sub-Adviser to Redmont Resolute Fund

On December 13, 2016, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Chatham as a new sub-adviser to the Fund. The Board approved Chatham upon the recommendation of Highland, and after consideration of information provided by Highland, as well as information provided by Chatham.

The Fund pursues its objective primarily by allocating its assets among (i) investment sub-advisers (the “Sub-Advisers”) who manage alternative or hedging investment strategies, (ii) other open-end funds, closed-end funds, or exchange-traded funds that use alternative or hedging strategies (collectively “underlying funds”), and (iii) derivatives, principally (though not limited to) total return swaps on reference pools of securities which may be managed by unaffiliated parties (“Underlying Pools”), for the purposes of seeking economic exposure to alternative or hedging strategies.

By allocating its assets among a number of investment options, the Fund seeks to achieve diversification, less risk and lower volatility than if the Fund utilized a single Sub-Adviser or a single strategy approach. The Fund is not required to invest with any minimum number of Sub-Advisers or underlying funds, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser, investment strategy or market sector. Highland may change the allocation of a Fund’s assets among the available investment options, and may add or remove sub-advisers, at any time. For a variety of reasons, including capacity and regulatory limitations, not all the sub-advisers may be available to the Fund if it chooses to use them in the future. Highland determines the allocation of the Fund’s assets among the various Sub-Advisers and underlying funds. As was previously communicated to shareholders in a supplement to the Fund’s prospectus dated January 31, 2017, Chatham entered into a sub-advisory agreement with the Trust and Highland on January 31, 2017 (the “Sub-Advisory Agreement”).

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Chatham. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Chatham, any of Chatham’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Chatham, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding Chatham

At its December 13, 2016 meeting, in connection with its review of the proposed Sub-Advisory Agreement with Chatham, the Board considered a variety of matters with respect to Chatham, including the following factors:

Investment Sub-Advisory Fee Rate: The Trustees reviewed and considered the contractual annual sub-advisory fee to be paid by Highland, on behalf of the Redmont Fund, to Chatham of 1.00% of the Redmont Fund’s daily average net assets allocated to Chatham, in light of the extent and quality of the advisory services provided by Chatham to the Redmont Fund. The Board also received and considered information provided by Chatham with respect to its operating expense structure.

The Board received and considered information including a comparison of the Redmont Fund’s contractual and actual advisory fees and overall expenses with those of funds in the peer group and universe of funds provided by an independent provider of investment company data. The Trustees noted that the contractual advisory fee rate for the Redmont Fund was above the peer group median contractual advisory fee.

Total Expense Ratios: Based on such information, the Trustees further reviewed and considered the total expense ratio (after waivers) of 0.53% for the Redmont Fund. The Trustees noted that the Redmont Fund’s total expense ratio (after waivers) was below the peer group median total expense ratio (after waivers).

Nature, Extent and Quality of the Services under the Investment Sub-Advisory Agreement: The Trustees received and considered information regarding the nature, extent and quality of services to be provided to the Redmont Fund under the Investment Sub-Advisory Agreement with Chatham. The Trustees also reviewed certain background materials supplied by Chatham in its presentation, including its Form ADV.

The Trustees reviewed and considered Chatham’s investment sub-advisory personnel, its history as an asset manager and its performance and the amount of assets currently under management by Chatham and its affiliated entities. The Trustees also reviewed the research and decision-making processes utilized by Chatham, including the methods adopted to seek to achieve compliance with the investment objectives, policies and restrictions of the Redmont Fund.

The Trustees considered the background and experience of Chatham’s management in connection with the Redmont Fund, including reviewing the qualifications, backgrounds and responsibilities of the management team primarily responsible for the day-to-day portfolio management of the Redmont Fund and the extent of the resources devoted to research and analysis of actual and potential investments.

The Trustees also reviewed, among other things, Chatham’s insider trading policies and procedures and its Code of Ethics.

Performance: The Trustees noted that since Chatham had not yet begun to manage its portion of the Redmont Fund, there is no fund performance to be reviewed or analyzed at this time. The Trustees also considered the limitations on the comparability of performance information for certain related funds and accounts. The Trustees also considered Chatham’s discussion of its reputation generally and its investment techniques, risk management controls and decision-making processes.

Comparable Accounts: The Trustees noted certain information provided by Chatham regarding fees charged to its other portfolios following an investment strategy similar to that employed for its portfolio by the Redmont Fund.

Profitability: The Trustees received and considered Chatham’s statements regarding projected profitability based on the fees payable under the Sub-Advisory Agreement. The Trustees considered the profits, if any, anticipated to be realized by Chatham with respect to the Redmont Fund. The Board then reviewed Chatham’s financial condition, stability and profitability.

Economies of Scale: The Trustees considered whether economies of scale in the provision of services to the Redmont Fund will be passed along to the shareholders under the proposed agreements.

Other Benefits to the Sub-Adviser: The Trustees reviewed and considered any other incidental benefits derived or to be derived by Chatham from its relationship with the Redmont Fund, including whether soft dollar arrangements were used.

In approving Chatham as an investment sub-adviser for the Redmont Fund and approving the Investment Sub-Advisory Agreement and the fees paid to Chatham charged by Highland under the Investment Sub-Advisory Agreement, the Trustees concluded that no single factor reviewed by the Trustees was identified by the Trustees to be determinative as the principal factor in whether to approve the Investment Sub-Advisory Agreement. Further, the Independent Trustees were advised by separate independent legal counsel throughout the process. The Trustees, including all of the Independent Trustees, concluded that:

●	the investment sub-advisory fee to be paid to Chatham by Highland was fair and competitive when considered in light of particular services to be provided by Chatham to the Redmont Fund;

●	the nature, extent and quality of services to be rendered by Chatham under the Investment Sub-Advisory Agreement with respect to the Redmont Fund were adequate;

●	since Chatham had not yet begun to manage its portion of the Redmont Fund, there is no fund performance to be reviewed or analyzed at this time;

●
bearing in mind the limitations of comparing different types of managed accounts and the different levels of service typically associated with such accounts, the fee structures applicable to Chatham’s other clients employing a comparable strategy to the Redmont Fund were not indicative of any unreasonableness with respect to the sub-advisory fees proposed to be payable by Highland to Chatham;

●	the profit, if any, anticipated to be realized by Chatham in connection with the operation its portion of the Redmont Fund is not unreasonable to the Redmont Fund; and

●	there were no material economies of scale or other incidental benefits accruing to Chatham in connection with its relationship with the Redmont Fund.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, concluded that Chatham’s compensation for investment sub-advisory services is consistent with the best interests of the Redmont Fund and its shareholders.

Additional Information about Chatham

Chatham, 26 Main Street, Suite 204 Chatham, New Jersey 07928, is an independent investment adviser formed in 2003 and is majority owned by Anthony Melchiorre.

The following table lists the directors and principal executive officers of Chatham. The business address of each individual listed below is c/o 26 Main Street, Suite 204 Chatham, New Jersey 07928.

Name	Principal Occupation
Anthony Melchiorre	Founder, Partner, Chief Investment Officer and Portfolio Manager
Kevin O’Malley	Partner and Portfolio Manager
Evan Ratner	Partner, Portfolio Manager and Director of Research
Barry Schwartz	Partner and Senior Analyst
Feisai Alibhai	Partner and Senior Analyst
Jim Ruggerio	Partner and Chief Financial Officer/Chief Compliance Officer

Terms of Sub-Advisory Agreement

The Sub-Advisory Agreement will remain in effect for an initial two-year period. After the initial two-year period, the sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Independent Trustees of the Trust who are not parties to the Sub-Advisory Agreement or “interested persons” of Highland, Chatham or the Trust.

The Sub-Advisory Agreement may be terminated at any time without the payment of any penalty by the Board or by the vote of a majority of the outstanding voting shares of the Fund, or by Chatham or Highland, upon 60 days' written notice to the other party. Additionally, the Sub-Advisory Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the Advisory Agreement between the Trust and Highland with respect to the Fund.

The Sub-Advisory Agreement provides that Chatham shall not be liable for any loss incurred by the Fund provided Chatham has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All sub-advisory fees are paid by Highland and not the Fund. Because Highland pays Chatham out of the fees received by Highland from the Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the fiscal year ended April 30, 2016, the Fund did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). ALPS also serves as the Trust’s transfer agent. The Fund’s distributor is ALPS Distributors, Inc. (“ADI”). ALPS and ADI are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Fund’s custodian is MUFG Union Bank, N.A., which is located at 350 California Street, 6th Floor, San Francisco, California 94104. Counsel to the Trust and the Independent Trustees is Davis Graham & Stubbs LLP, which is located at 1550 17th Street, Suite 500, Denver, Colorado 80202.

Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Fund at Redmont Fund, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242 or by calling your financial consultant.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Fund

As of the Record Date, there were 49,536,036.216 shares outstanding of the Fund.

As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of April 7, 2017
Mutual Fund Fees P.O. Box 560067 Charlotte, NC 28256	I	45.18%
Mac & Co. Attn: Mutual Fund OPS 525 William Penn Place Pittsburgh, PA 15219-1707	I	29.82%
Valley Health Systems Employee Retirement Plan Winchester, VA 22601-2889	I	13.56%

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